Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS first quarter 2024 results

SANTA ANA, Calif., April 24, 2024 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the first quarter ended March 31, 2024.

Current Quarter Highlights

•
Earnings per diluted share of $0.45, or $0.45 per share on an adjusted basis
•
Total revenue of $1.4 billion, down 1 percent compared with last year

‑ Adjusted total revenue of $1.4 billion, down 3 percent compared with last year

•
Title Insurance and Services segment investment income of $117 million, down 6 percent compared with last year
•
Title Insurance and Services segment pretax margin of 5.5 percent, or 4.8 percent on an adjusted basis

‑ Includes a $6 million write-off of uncollectible balances

•
Commercial revenues of $143 million, down 4 percent compared with last year
•
Home Warranty segment pretax margin of 19.3 percent, or 18.8 percent on an adjusted basis
•
Debt-to-capital ratio of 30.3 percent, or 22.5 percent excluding secured financings payable of $689 million
•
In April, named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the ninth consecutive year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Total revenue	$1,424.6	$1,446.1
Income before taxes	$58.3	$59.6

Net income	$46.7	$45.9
Net income per diluted share	$0.45	$0.44

Adjusted net income	$46.9	$59.2
Adjusted net income per diluted share	$0.45	$0.57

First American Financial Reports Results for the First Quarter 2024

Total revenue for the first quarter of 2024 was $1.4 billion, down 1 percent compared with the first quarter of 2023. Net income in the current quarter was $47 million, or 45 cents per diluted share, compared with net income of $46 million, or 44 cents per diluted share, in the first quarter of 2023. Net investment gains in the current quarter were $9 million, or 7 cents per diluted share, compared with net investment losses of $7 million, or 5 cents per diluted share, in the first quarter of last year. Adjusted net income in the current quarter was $47 million, or 45 cents per diluted share, compared with $59 million, or 57 cents per diluted share, in the first quarter of last year.

“Market conditions in the real estate and mortgage industries continued to be a challenge in the seasonally weak first quarter,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Elevated mortgage rates and low, albeit growing, inventory levels have caused transaction volumes to remain near historically low levels. During this period, we have maintained our focus on managing operating expenses while continuing to invest in long-term strategic initiatives such as expanding our title plant assets and building technology solutions to increase efficiency, reduce risk and enhance our customers’ experience.

"Though we believe these market challenges will persist throughout the year, we continue to expect modest revenue growth and title margins similar to what we achieved in 2023.

“I am pleased that our world-class workforce and culture has been recognized as one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the ninth consecutive year. Though we are the leader in the digital transformation of our industry, fundamentally we are a people business, and it is the quality, talent and dedication of our people that ensure our company’s long-term success.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2024	2023
Total revenues	$1,319.8	$1,348.6

Income before taxes	$72.7	$88.2
Pretax margin	5.5%	6.5%
Adjusted pretax margin	4.8%	6.8%

Title open orders(1)	155,500	172,600
Title closed orders(1)	102,700	106,600

U.S. Commercial
Total revenues	$142.8	$148.4
Open orders	25,800	25,600
Closed orders	14,300	14,900
Average revenue per order	$10,000	$9,900
(1) U.S. direct title insurance orders only.

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First American Financial Reports Results for the First Quarter 2024

Total revenues for the Title Insurance and Services segment during the first quarter were $1.3 billion, down 2 percent compared with the same quarter of 2023. Direct premiums and escrow fees declined 1 percent compared with the first quarter of last year, driven by a 4 percent decline in the number of direct title orders closed in our domestic operations, partly offset by a 3 percent increase in the average revenue per order closed. The average revenue per direct title order increased to $3,516, primarily attributable to a shift in the mix from lower premium default transactions to higher premium purchase transactions and an increase in the average revenue per order for purchase transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, declined 5 percent in the current quarter as compared with last year.

Information and other revenues were $217 million during the quarter, down $4 million, or 2 percent, compared with last year. This decline was primarily due to an increase in the capture rate of title premiums from an affiliated title agent, which caused a decline in information and other revenue and a comparable increase in direct premium and escrow fees.

Investment income was $117 million in the first quarter, down $8 million compared with the same quarter last year. The decline was primarily driven by lower average interest-bearing balances in the company’s escrow and tax-deferred property exchange balances, partly offset by higher interest income from the company's warehouse lending business. Net investment gains totaled $19 million in the current quarter, compared with net investment gains of $7 million in the first quarter of 2023. Net investment gains in both periods were primarily attributable to a favorable change in the fair value of marketable equity securities, partly offset by losses recognized on the sale of fixed-income securities.

Personnel costs were $453 million in the first quarter, down $6 million, or 1 percent, compared with the same quarter of 2023. The decline in personnel costs was primarily due to lower salary expense driven by lower headcount.

Other operating expenses were $234 million in the first quarter, an increase of $10 million, or 4 percent, compared with the first quarter of 2023. The increase was primarily attributable to a $6 million write-off of uncollectible balances and higher legal expense.

The provision for policy losses and other claims was $29 million in the first quarter, or 3.0 percent of title premiums and escrow fees, down from the 3.5 percent loss provision rate in the prior year. The first quarter rate reflects an ultimate loss rate of 3.75 percent for the current policy year and a net decrease of $7 million in the loss reserve estimate for prior policy years.

Depreciation and amortization expense was $49 million in the first quarter, up $5 million, or 10 percent, compared with the same period last year, due to higher amortization of capitalized software from recently deployed digital settlement products.

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First American Financial Reports Results for the First Quarter 2024

Interest expense was $22 million in the current quarter, up $6 million, or 41 percent from last year primarily due to higher interest expense in the company's warehouse lending business.

Pretax income for the Title Insurance and Services segment was $73 million in the first quarter, compared with $88 million in the first quarter of 2023. Pretax margin was 5.5 percent in the current quarter, compared with 6.5 percent last year. Adjusted pretax margin was 4.8 percent in the current period, compared with 6.8 percent last year.

Home Warranty

($ in millions)

	Three Months Ended
	March 31,
	2024	2023
Total revenues	$105.2	$103.7

Income before taxes	$20.3	$15.9
Pretax margin	19.3%	15.3%
Adjusted pretax margin	18.8%	15.2%

Total revenues for the Home Warranty segment were $105 million in the first quarter, up $1 million, or 1 percent, compared with the first quarter of 2023. The segment posted pretax income of $20 million this quarter, compared with $16 million last year. The claim loss rate was 41.7 percent in the first quarter, compared with 47.3 percent last year, due to fewer claims and lower claim severity. Home Warranty’s pretax margin was 19.3 percent this quarter, compared with 15.3 percent last year. Adjusted pretax margin was 18.8 percent this quarter, compared with 15.2 percent last year.

Corporate

Net investment income was $11 million this quarter, primarily attributable to changes in the value of investments associated with the company’s deferred compensation program. This amount was largely offset by higher personnel expense reflecting returns on the plan participants’ investments.

Net recognized investment losses were $11 million this quarter, compared with losses of $14 million last year. Excluding these losses, the Corporate pretax loss declined by $6 million this quarter compared with last year due to reduced costs related to the property and casualty business wind down and lower interest expense resulting from the repayment of the company's $250 million senior notes, which matured in February 2023.

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First American Financial Reports Results for the First Quarter 2024

Teleconference/Webcast

First American’s first quarter 2024 results will be discussed in more detail on Thursday, April 25, 2024, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is +1-877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 9, 2024, by dialing +1-201-612-7415 and using the conference ID 13745815. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $6.0 billion in 2023, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2024, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the ninth consecutive year. The company was named one of the 100 Best Workplaces for Innovators by Fast Company in 2023. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Results for the First Quarter 2024

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, terrorist attacks, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company to fulfill parent company obligations and/or pay dividends; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; a reduction in the deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted pretax margin, adjusted net income, and adjusted earnings per share. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Total revenues	$1,424.6	$1,446.1

Income before income taxes	$58.3	$59.6
Income tax expense	11.6	13.6
Net income	46.7	46.0
Less: Net income attributable to noncontrolling interests	-	0.1
Net income attributable to the Company	$46.7	$45.9

Net income per share attributable to stockholders:
Basic	$0.45	$0.44
Diluted	$0.45	$0.44

Cash dividends declared per share	$0.53	$0.52

Weighted average common shares outstanding:
Basic	104.1	104.5
Diluted	104.4	104.8

Selected Title Insurance Segment Information
Title orders opened(1)	155,500	172,600
Title orders closed(1)	102,700	106,600
Paid title claims	$48.1	$42.7

(1) U.S. direct title insurance orders only.

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	March 31,	December 31,
	2024	2023
Cash and cash equivalents	$1,506.4	$3,605.3
Investments	7,864.5	7,948.9
Goodwill and other intangible assets, net	1,954.9	1,961.3
Total assets	14,697.8	16,802.8
Reserve for claim losses	1,261.6	1,282.4
Notes and contracts payable	1,396.0	1,393.9
Total stockholders’ equity	$4,787.1	$4,848.1

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
March 31, 2024	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$500.9	$403.2	$97.7	$(0.0)
Agent premiums	563.8	563.8	—	—
Information and other	223.0	217.2	5.9	(0.1)
Net investment income	127.9	116.7	0.9	10.3
Net investment gains (losses)	9.0	18.9	0.7	(10.6)
	1,424.6	1,319.8	105.2	(0.4)
Expenses
Personnel costs	484.9	452.5	19.8	12.6
Premiums retained by agents	447.8	447.8	—	—
Other operating expenses	265.8	233.7	22.1	10.0
Provision for policy losses and other claims	69.5	29.0	40.7	(0.2)
Depreciation and amortization	50.1	48.8	1.3	0.0
Premium taxes	13.9	12.9	1.0	—
Interest	34.3	22.4	—	11.9
	1,366.3	1,247.1	84.9	34.3
Income (loss) before income taxes	$58.3	$72.7	$20.3	$(34.7)

Three Months Ended		Title	Home	Corporate
March 31, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$502.2	$405.6	$96.6	$(0.0)
Agent premiums	590.4	590.4	—	—
Information and other	226.9	221.5	5.5	(0.1)
Net investment income	134.0	124.6	1.4	8.0
Net investment (losses) gains	(7.4)	6.5	0.2	(14.1)
	1,446.1	1,348.6	103.7	(6.2)
Expenses
Personnel costs	487.6	458.8	19.2	9.6
Premiums retained by agents	469.0	469.0	—	—
Other operating expenses	258.5	224.1	20.6	13.8
Provision for policy losses and other claims	82.3	34.9	45.7	1.7
Depreciation and amortization	45.5	44.2	1.3	(0.0)
Premium taxes	14.5	13.5	1.0	—
Interest	29.1	15.9	—	13.2
	1,386.5	1,260.4	87.8	38.3
Income (loss) before income taxes	$59.6	$88.2	$15.9	$(44.5)

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions, except margin and per share amounts, unaudited)
Consolidated

	Three Months Ended
	March 31,
	2024	2023

Total revenues	$1,424.6	$1,446.1
Non-GAAP adjustments:
Less: Net investment gains (losses)	9.0	(7.4)
Adjusted total revenues	$1,415.6	$1,453.5

Pretax income	$58.3	$59.6
Non-GAAP adjustments:
Less: Net investment gains (losses)	9.0	(7.4)
Plus: Purchase-related intangible amortization	9.2	9.9
Adjusted pretax income	$58.5	$76.9

Pretax margin	4.1%	4.1%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.6%	(0.5)%
Plus: Purchase-related intangible amortization	0.6%	0.7%
Adjusted pretax margin	4.1%	5.3%

Net income	$46.7	$45.9
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	7.2	(5.7)
Plus: Purchase-related intangible amortization	7.4	7.6
Adjusted net income	$46.9	$59.2

Earnings per diluted share (EPS)	$0.45	$0.44
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	0.07	(0.05)
Plus: Purchase-related intangible amortization	0.07	0.07
Adjusted EPS	$0.45	$0.57

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions except margin, unaudited)
By Segment

	Three Months Ended
	March 31,
	2024	2023
Title Insurance and Services Segment
Total revenues	$1,319.8	$1,348.6
Non-GAAP adjustments:
Less: Net investment gains	18.9	6.5
Adjusted total revenues	$1,300.9	$1,342.1

Pretax income	$72.7	$88.2
Non-GAAP adjustments:
Less: Net investment gains	18.9	6.5
Plus: Purchase-related intangible amortization	9.2	9.9
Adjusted pretax income	$63.0	$91.6

Pretax margin	5.5%	6.5%
Non-GAAP adjustments:
Less: Net investment gains	1.4%	0.4%
Plus: Purchase-related intangible amortization	0.7%	0.7%
Adjusted pretax margin	4.8%	6.8%

Home Warranty Segment
Total revenues	$105.2	$103.7
Non-GAAP adjustments:
Less: Net investment gains	0.7	0.2
Adjusted total revenues	$104.5	$103.5

Pretax income	$20.3	$15.9
Non-GAAP adjustments:
Less: Net investment gains	0.7	0.2
Adjusted pretax income	$19.6	$15.7

Pretax margin	19.3%	15.3%
Non-GAAP adjustments:
Less: Net investment gains	0.5%	0.1%
Adjusted pretax margin	18.8%	15.2%

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Total revenues	$1,319.8	$1,348.6
Less: Net investment gains	18.9	6.5
Net investment income	116.7	124.6
Premiums retained by agents	447.8	469.0
Net operating revenues	$736.4	$748.5

Personnel and other operating expenses	$686.2	$682.9
Ratio (% net operating revenues)	93.2%	91.2%
Ratio (% total revenues)	52.0%	50.6%

Change in net operating revenues	$(12.1)
Change in personnel and other operating expenses	3.3
Success Ratio(1)	-27%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Results for the First Quarter 2024

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q124	Q423	Q323	Q223	Q123
Open Orders per Day
Purchase	1,498	1,105	1,461	1,584	1,459
Refinance	332	325	356	355	349
Refinance as % of residential orders	18%	23%	20%	18%	19%
Commercial	416	349	399	402	412
Default and other	263	231	280	387	564
Total open orders per day	2,508	2,010	2,497	2,728	2,784

Closed Orders per Day
Purchase	939	930	1,141	1,171	936
Refinance	240	221	280	279	248
Refinance as % of residential orders	20%	19%	20%	19%	21%
Commercial	231	252	236	239	241
Default and other	247	219	249	315	294
Total closed orders per day	1,656	1,623	1,905	2,005	1,719

Average Revenue per Order (ARPO)(2)
Purchase	$3,360	$3,421	$3,474	$3,472	$3,302
Refinance	1,151	1,284	1,227	1,258	1,283
Commercial	9,989	11,001	10,763	11,614	9,926
Default and other	363	421	469	314	315

Total ARPO	$3,516	$3,899	$3,653	$3,640	$3,428

Business Days	62	62	63	64	62

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

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